Exhibit 99.1

PRESS RELEASE

A. Thomas Bender and Allan E. Rubenstein, M.D. to Retire

from CooperCompanies Board

SAN RAMON, Calif., December 10, 2020 – CooperCompanies (NYSE:COO) announced today that A. Thomas Bender and Allan E. Rubenstein, M.D. have decided to retire and will not stand for re-election at the Annual Meeting of Stockholders in March 2021. Both men have held multiple board roles spanning decades, and their guidance has been instrumental in the success of the CooperCompanies. They have helped position the company for many years of future success.

“I want to say a huge thank you to Tom and Allan for their years of service to the company. We are extremely grateful for their valuable contributions in helping shape Cooper into the fantastic company it is today,” said Al White, President and CEO. “I’d also like to especially recognize Tom for his past CEO leadership at Cooper. He has been a driving force for Cooper, and the entire eye-care space, where he has been active for many decades. His enthusiasm, customer-centric style and passion for our business have been instrumental in creating the global, multi-billion-dollar company that we are today.”

Mr. Bender joined CooperVision in 1991 as President and Chief Operating Officer. He spearheaded a comprehensive restructuring of the business, which resulted in a dramatic improvement in company performance and set the stage for a sustained period of growth, innovation, and international expansion. Mr. Bender has served on the CooperCompanies Board since 1994 and was elected Chairman in July 2002. He also served as President and CEO of CooperCompanies from May 1995 until his retirement in October 2007.

Dr. Rubenstein is retiring after 29 years of service to the company, during which he chaired multiple initiatives that enhanced both the strategic direction and clinical efficacy of the Cooper portfolio. His scientific background, combined with his focus on leveraging new technologies, has helped CooperCompanies develop a range of products that align with significant health and wellness trends.

Dr. Rubenstein has served on the CooperCompanies Board as Vice Chairman and Lead Director since July 2002. He previously served as Chairman of the Board from July 1994 to July 2002 and Acting Chairman of the Board from April 1993 to June 1994. Dr. Rubenstein is a Clinical Professor of Neurology and Pediatrics at New York University Langone Medical Center. He is also Medical Director Emeritus of the Children’s Tumor Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the U.S. Department of Defense.

About CooperCompanies

CooperCompanies (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, CA, Cooper has a workforce of more than 12,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com